Exhibit 99.1

Oaktree Specialty Lending Corporation Announces Second Fiscal Quarter 2023 Financial

Results and Declares Distribution of $0.55 Per Share

LOS ANGELES, CA, May 4, 2023 - Oaktree Specialty Lending Corporation (NASDAQ: OCSL) (“Oaktree Specialty Lending” or the “Company”), a specialty finance company, today announced its financial results for the fiscal quarter ended March 31, 2023.

Financial Highlights for the Quarter Ended March 31, 20231

•

Total investment income was $96.3 million ($1.32 per share) for the second fiscal quarter of 2023, as compared with $79.2 million ($1.30 per share) for the first fiscal quarter of 2023. Adjusted total investment income was $95.7 million ($1.31 per share) for the second fiscal quarter of 2023, as compared with $77.4 million ($1.27 per share) for the first fiscal quarter of 2023. The increase was primarily driven by the growth in assets that resulted from the completion of the merger with Oaktree Strategic Income II, Inc. (“OSI2”) during the quarter (the “OSI2 Merger”) as well as the impact of higher base rates on the Company’s floating rate debt portfolio.

•

GAAP net investment income was $46.0 million ($0.63 per share) for the second fiscal quarter of 2023, as compared with $38.8 million ($0.63 per share) for the first fiscal quarter of 2023. The increase was primarily driven by higher total investment income and was partially offset by higher interest expense, Part I incentive fees and operating expenses.

•

Adjusted net investment income was $45.4 million ($0.62 per share) for the second fiscal quarter of 2023, as compared with $37.1 million ($0.61 per share) for the first fiscal quarter of 2023. The increase primarily reflected higher adjusted total investment income and was partially offset by higher interest expense, Part I incentive fees and operating expenses.

•	Net asset value (“NAV”) per share was $19.66 as of March 31, 2023, up slightly as compared with $19.63 as of December 31, 2022.

•

Originated $123.8 million of new investment commitments[2] and received $162.1 million of proceeds from prepayments, exits, other paydowns and sales during the quarter ended March 31, 2023. The weighted average yield on new debt investments was 11.9%.

•	Total debt outstanding was $1,765.0 million as of March 31, 2023. The total debt to equity ratio was 1.16x, and the net debt to equity ratio was 1.14x, after adjusting for cash and cash equivalents.

•

Liquidity as of March 31, 2023 was composed of $43.8 million of unrestricted cash and cash equivalents and $335.0 million of undrawn capacity under the Company’s credit facilities (subject to borrowing base and other limitations). Unfunded investment commitments were $264.5 million, or $237.4 million excluding unfunded commitments to the Company’s joint ventures. Of the $237.4 million, approximately $184.0 million can be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies.

•	A quarterly cash distribution was declared of $0.55 per share. The distribution is payable in cash on June 30, 2023 to stockholders of record on June 15, 2023.

•	Completed the OSI2 Merger on January 23, 2023, which added $572.1 million of investments at fair value.

Armen Panossian, Chief Executive Officer and Chief Investment Officer, said, “OCSL achieved strong results in the second fiscal quarter, driven by solid adjusted net investment income generated from wider spreads on new originations and the impact of higher base rates on our predominantly floating rate loan portfolio. We also continued our strategy of rotating out of public debt investments and redeploying capital into our robust pipeline of compelling and higher-yielding private credit opportunities.”

[1]

The Company completed a 1-for-3 reverse stock split on January 20, 2023, effective as of the commencement of trading on January 23, 2023. All share amounts and per share information included in this press release reflect the reverse stock split on a retroactive basis.

[2]	Amounts exclude assets acquired in the OSI2 Merger.

Mr. Panossian continued, “Moreover, we were delighted to successfully close our merger with OSI2 on January 23, 2023, which marked another significant highlight of the quarter. We are excited to leverage the benefits of the combined company, which we believe will generate substantial long-term value for our shareholders. These positive results underscore our commitment to delivering strong risk-adjusted returns, and we believe we are positioned to sustain this momentum in the future.”

Distribution Declaration

The Board of Directors declared a quarterly distribution of $0.55 per share. The distribution is payable in cash on June 30, 2023 to stockholders of record on June 15, 2023.

Distributions are paid primarily from distributable (taxable) income. To the extent taxable earnings for a fiscal taxable year fall below the total amount of distributions for that fiscal year, a portion of those distributions may be deemed a return of capital to the Company’s stockholders.

Results of Operations

	For the three months ended
($ in thousands, except per share data)	March 31, 2023 (unaudited)	December 31, 2022 (unaudited)	March 31, 2022 (unaudited)
GAAP operating results:
Interest income	$88,745	$69,978	$57,019
PIK interest income	4,123	6,130	4,674
Fee income	2,380	2,021	1,905
Dividend income	1,054	1,050	700

Total investment income	96,302	79,179	64,298
Net expenses	50,324	40,293	24,200

Net investment income before taxes	45,978	38,886	40,098
(Provision) benefit for taxes on net investment income	—	—	—
Excise tax	—	(78)	—

Net investment income	45,978	38,808	40,098

Net realized and unrealized gains (losses), net of taxes	(24,456)	(25,636)	(25,657)

Net increase (decrease) in net assets resulting from operations	$21,522	$13,172	$14,441

Total investment income per common share	$1.32	$1.30	$1.06
Net investment income per common share	$0.63	$0.63	$0.66
Net realized and unrealized gains (losses), net of taxes per common share	$(0.34)	$(0.42)	$(0.42)
Earnings (loss) per common share — basic and diluted	$0.29	$0.22	$0.24
Non-GAAP Financial Measures[1]:
Adjusted total investment income	$95,741	$77,433	$60,290
Adjusted net investment income	$45,417	$37,062	$32,344
Adjusted net realized and unrealized gains (losses), net of taxes	$(3,501)	$(23,890)	$(21,649)
Adjusted earnings (loss)	$41,916	$13,172	$14,441
Adjusted total investment income per share	$1.31	$1.27	$1.00
Adjusted net investment income per share	$0.62	$0.61	$0.53
Adjusted net realized and unrealized gains (losses), net of taxes per share	$(0.05)	$(0.39)	$(0.36)
Adjusted earnings (loss) per share	$0.57	$0.22	$0.24

1 See Non-GAAP Financial Measures below for a description of the non-GAAP measures and the reconciliations from the most comparable GAAP financial measures to the Company’s non-GAAP measures, including on a per share basis. The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the merger of Oaktree Strategic Income Corporation with and into the Company in March 2021 (the “OCSI Merger”) and the OSI2 Merger and, in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

	As of
($ in thousands, except per share data and ratios)	March 31, 2023 (unaudited)	December 31, 2022 (unaudited)	March 31, 2022 (unaudited)
Select balance sheet and other data:
Cash and cash equivalents	$43,750	$17,382	$39,366
Investment portfolio at fair value	3,164,860	2,642,870	2,644,775
Total debt outstanding (net of unamortized financing costs)	1,723,840	1,463,624	1,363,660
Net assets	1,515,150	1,201,989	1,330,376
Net asset value per share	19.66	19.63	21.78
Total debt to equity ratio	1.16x	1.26x	1.05x
Net debt to equity ratio	1.14x	1.24x	1.02x

Adjusted total investment income for the quarter ended March 31, 2023 was $95.7 million and included $88.1 million of interest income from portfolio investments, $4.1 million of payment-in-kind (“PIK”) interest income, $2.4 million of fee income and $1.1 million of dividend income. The $18.3 million increase from the quarter ended December 31, 2022 was primarily driven by the growth in assets that resulted from the completion of the OSI2 Merger during the quarter and the impact of higher base rates on the Company’s floating rate debt portfolio.

Net expenses for the quarter ended March 31, 2023 totaled $50.3 million, up $10.0 million from the quarter ended December 31, 2022. The increase in net expenses was mainly driven by $7.1 million of higher interest expense due to the impact of rising interest rates on the Company’s floating rate liabilities and an increase in borrowings outstanding primarily driven by the OSI2 Merger. Further contributing to the increase were $1.3 million of higher part I incentive fees and $1.1 million of higher professional fees and general and administrative expenses, a portion of which resulted from the OSI2 merger.

Adjusted net investment income was $45.4 million ($0.62 per share) for the quarter ended March 31, 2023, up from $37.1 million ($0.61 per share) for the quarter ended December 31, 2022. The increase of $8.4 million primarily reflected $18.3 million of higher adjusted total investment income and was partially offset by $10.0 million of higher net expenses.

Adjusted net realized and unrealized losses, net of taxes, were $3.5 million for the quarter ended March 31, 2023, primarily reflecting net realized and unrealized losses on foreign currency forward contracts, which the Company uses to hedge foreign currency exchange risk associated with the Company’s investments denominated in foreign currencies.

Portfolio and Investment Activity

	As of

($ in thousands)	March 31, 2023 (unaudited)	December 31, 2022 (unaudited)	March 31, 2022 (unaudited)

Investments at fair value	$3,164,860	$2,642,870	$2,644,775
Number of portfolio companies	165	156	146
Average portfolio company debt size	$18,800	$16,500	$17,700

Asset class:
Senior secured debt	88.0%	86.3%	86.4%
Unsecured debt	1.9%	2.4%	2.1%
Equity	4.1%	4.3%	4.5%
JV interests	6.0%	7.0%	7.1%

Non-accrual debt investments:
Non-accrual investments at fair value	$73,424	$—	$—
Non-accrual investments as a percentage of debt investments at fair value	2.4%	— %	— %
Non-accrual investments as a percentage of debt investments at cost	2.5%	— %	— %
Number of investments on non-accrual	2	—	—

Interest rate type:
Percentage floating-rate	87.9%	87.3%	89.0%
Percentage fixed-rate	12.1%	12.7%	11.0%

Yields:
Weighted average yield on debt investments[1]	11.9%	11.6%	8.8%
Cash component of weighted average yield on debt investments	10.9%	10.3%	7.6%
Weighted average yield on total portfolio investments[2]	11.5%	11.2%	8.4%

Investment activity:
New investment commitments	$123,800	$250,300	$227,900
New funded investment activity[3]	$103,600	$274,400	$236,200
Proceeds from prepayments, exits, other paydowns and sales	$162,100	$104,400	$180,100
Net new investments[4]	$(58,500)	$170,000	$56,100
Number of new investment commitments in new portfolio companies	6	18	16
Number of new investment commitments in existing portfolio companies	3	7	9
Number of portfolio company exits	5	11	10

[1]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see Non-GAAP Financial Measures below) for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[2]

Annual stated yield earned plus net annual amortization of OID or premium earned on accruing investments and dividend income, including the Company’s share of the return on debt investments in SLF JV I and Glick JV, and excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 for the assets acquired in connection with the OCSI Merger and OSI2 Merger.

[3]	New funded investment activity includes drawdowns on existing revolver and delayed draw term loan commitments.
[4]	Net new investments consists of new funded investment activity less proceeds from prepayments, exits, other paydowns and sales.

As of March 31, 2023, the fair value of the investment portfolio was $3.2 billion and was composed of investments in 165 companies. These included debt investments in 151 companies, equity investments in 43 companies, and the Company’s joint venture investments in SLF JV I LLC (“SLF JV I”) and OCSI Glick JV LLC (“Glick JV”). 31 of the equity investments were in companies in which the Company also had a debt investment.

As of March 31, 2023, 95.0% of the Company’s portfolio at fair value consisted of debt investments, including 75.0% of first lien loans, 13.0% of second lien loans and 7.0% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV. This compared to 71.9% of first lien loans, 14.4% of second lien loans and 8.5% of unsecured debt investments, including the debt investments in SLF JV I and Glick JV, as of December 31, 2022.

As of March 31, 2023, there were two investments on non-accrual status, which represented 2.5% and 2.4% of the debt portfolio at cost and fair value, respectively. Both of these investments were placed on non-accrual during the quarter following what we believe to be isolated events, and the Company expects to resolve each situation in the near-term.

SLF JV I

The Company’s investments in SLF JV I totaled $139.5 million at fair value as of March 31, 2023, up 2% from $136.8 million as of December 31, 2022. The increase was primarily driven by SLF JV I’s use of leverage and unrealized appreciation in the underlying investment portfolio and undistributed net investment income.

As of March 31, 2023, SLF JV I had $392.9 million in assets, including senior secured loans to 56 portfolio companies. This compared to $409.4 million in assets, including senior secured loans to 59 portfolio companies, as of December 31, 2022. As of March 31, 2023, there were no investments held by SLF JV I on non-accrual status. SLF JV I generated cash interest income of $3.2 million for the Company during the quarter ended March 31, 2023, up from $2.6 million in the prior quarter. In addition, SLF JV I generated dividend income of $1.1 million for the Company during the quarter ended March 31, 2023, flat as compared to the prior quarter. As of March 31, 2023, SLF JV I had $40.0 million of undrawn capacity (subject to borrowing base and other limitations) on its $260 million senior revolving credit facility, and its debt to equity ratio was 1.4x.

Glick JV

The Company’s investments in Glick JV totaled $50.0 million at fair value as of March 31, 2023, up 1% from $49.5 million as of December 31, 2022. The increase was primarily driven by net investment income.

As of March 31, 2023, Glick JV had $131.0 million in assets, including senior secured loans to 39 portfolio companies. This compared to $137.5 million in assets, including senior secured loans to 40 portfolio companies, as of December 31, 2022. As of March 31, 2023, there were no investments held by Glick JV on non-accrual status. Glick JV generated cash interest income of $1.2 million during the quarter ended March 31, 2023, flat as compared to $1.2 million in the prior quarter. As of March 31, 2023, Glick JV had $18.9 million of undrawn capacity (subject to borrowing base and other limitations) on its $90 million senior revolving credit facility, and its debt to equity ratio was 1.2x.

Liquidity and Capital Resources

As of March 31, 2023, the Company had total principal value of debt outstanding of $1,765.0 million, including $1,115.0 million of outstanding borrowings under its revolving credit facilities, $300.0 million of the 3.500% Notes due 2025 and $350.0 million of the 2.700% Notes due 2027. The funding mix was composed of 63% secured and 37% unsecured borrowings as of March 31, 2023. The Company was in compliance with all financial covenants under its credit facilities as of March 31, 2023.

As of March 31, 2023, the Company had $43.8 million of unrestricted cash and cash equivalents and $335.0 million of undrawn capacity on its credit facilities (subject to borrowing base and other limitations). As of March 31, 2023, unfunded investment commitments were $264.5 million, or $237.4 million excluding unfunded commitments to the Company’s joint ventures. Of the $237.4 million, approximately $184.0 million could be drawn immediately with the remaining amount subject to certain milestones that must be met by portfolio companies. The Company has analyzed cash and cash equivalents, availability under its credit facilities, the ability to rotate out of certain assets and amounts of unfunded commitments that could be drawn and believes its liquidity and capital resources are sufficient to take advantage of market opportunities in the current economic climate.

As of March 31, 2023, the weighted average interest rate on debt outstanding, including the effect of the interest rate swap agreement, was 6.2%, up from 5.6% as of December 31, 2022, primarily driven by the impact of higher interest rates on the Company’s floating rate liabilities.

The Company’s total debt to equity ratio was 1.16x and 1.26x as of March 31, 2023 and December 31, 2022, respectively. The Company’s net debt to equity ratio was 1.14x and 1.24x as of March 31, 2023 and December 31, 2022, respectively.

Non-GAAP Financial Measures

On a supplemental basis, the Company is disclosing certain adjusted financial measures, each of which is calculated and presented on a basis of methodology other than in accordance with GAAP (“non-GAAP”). The Company’s management uses these non-GAAP financial measures internally to analyze and evaluate financial results and performance and believes that these non-GAAP financial measures are useful to investors as an additional tool to evaluate ongoing results and trends for the Company and to review the Company’s performance without giving effect to non-cash income/gain/loss resulting from the OCSI Merger and the OSI2 Merger and in the case of adjusted net investment income, without giving effect to capital gains incentive fees. The presentation of the below non-GAAP measures is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation.

•

“Adjusted Total Investment Income” and “Adjusted Total Investment Income Per Share” – represents total investment income excluding any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” – represents net investment income, excluding (i) any amortization or accretion of interest income resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger and (ii) capital gains incentive fees (“Part II incentive fees”).

•

“Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes” and “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share” – represents net realized and unrealized gains (losses) net of taxes excluding any net realized and unrealized gains (losses) resulting solely from the cost basis established by ASC 805 (see below) for the assets acquired in connection with the OCSI Merger and the OSI2 Merger.

•

“Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” – represents the sum of (i) Adjusted Net Investment Income and (ii) Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes and includes the impact of Part II incentive fees[1], if any.

The OCSI Merger and the OSI2 Merger (“the Mergers”) were accounted for as asset acquisitions in accordance with the asset acquisition method of accounting as detailed in ASC 805-50, Business Combinations—Related Issues (“ASC 805”). The consideration paid to each of the stockholders of Oaktree Strategic Income Corporation (“OCSI”) and OSI2 were allocated to the individual assets acquired and liabilities assumed based on the relative fair values of the net identifiable assets acquired other than “non-qualifying” assets, which established a new cost basis for the acquired investments under ASC 805 that, in aggregate, was different than the historical cost basis of the acquired investments prior to the OCSI Merger or the OSI2 Merger, as applicable. Additionally, immediately following the completion of the Mergers, the acquired investments were marked to their respective fair values under ASC 820, Fair Value Measurements, which resulted in unrealized appreciation/depreciation. The new cost basis established by ASC 805 on debt investments acquired will accrete/amortize over the life of each respective debt investment through interest income, with a corresponding adjustment recorded to unrealized appreciation/depreciation on such investment acquired through its ultimate disposition. The new cost basis established by ASC 805 on equity investments acquired will not accrete/amortize over the life of such investments through interest income and, assuming no subsequent change to the fair value of the equity investments acquired and disposition of such equity investments at fair value, the Company will recognize a realized gain/loss with a corresponding reversal of the unrealized appreciation/depreciation on disposition of such equity investments acquired.

The Company’s management uses the non-GAAP financial measures described above internally to analyze and evaluate financial results and performance and to compare its financial results with those of other business development companies that have not adjusted the cost basis of certain investments pursuant to ASC 805. The Company’s management believes “Adjusted Total Investment Income”, “Adjusted Total Investment Income Per Share”, “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share” are useful to investors as an additional tool to evaluate ongoing results and trends for the Company without giving effect to the income resulting from the new cost basis of the investments acquired in the Mergers because these amounts do not impact the fees payable to Oaktree Fund Advisors, LLC (the “Adviser”) under its second amended and restated advisory agreement (the “A&R Advisory Agreement”), and specifically as its relates to “Adjusted Net Investment Income” and “Adjusted Net Investment Income Per Share”, without giving effect to Part II incentive fees. In addition, the Company’s management believes that “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes”, “Adjusted Net Realized and Unrealized Gains (Losses), Net of Taxes Per Share”, “Adjusted Earnings (Loss)” and “Adjusted Earnings (Loss) Per Share” are useful to investors as they exclude the non-cash income and gain/loss resulting from the Mergers and are used by management to evaluate the economic earnings of its investment portfolio. Moreover,

1 Adjusted earnings (loss) includes accrued Part II incentive fees. As of and for the three months ended March 31, 2023, there was no accrued Part II incentive fee liability. Part II incentive fees are contractually calculated and paid at the end of the fiscal year in accordance with the A&R Advisory Agreement, which differs from Part II incentive fees accrued under GAAP. For the three months ended March 31, 2023, no amounts were payable under the A&R Advisory Agreement.

these metrics more closely align the Company’s key financial measures with the calculation of incentive fees payable to the Adviser under with the A&R Advisory Agreement (i.e., excluding amounts resulting solely from the lower cost basis of the acquired investments established by ASC 805 that would have been to the benefit of the Adviser absent such exclusion).

The following table provides a reconciliation of total investment income (the most comparable U.S. GAAP measure) to adjusted total investment income for the periods presented:

	For the three months ended

	March 31, 2023 (unaudited)		December 31, 2022 (unaudited)		March 31, 2022 (unaudited)

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP total investment income	$96,302	$1.32	$79,179	$1.30	$64,298	$1.06
Less: Interest income accretion related to merger accounting adjustments	(561)	(0.01)	(1,746)	(0.03)	(4,008)	(0.07)

Adjusted total investment income	$95,741	$1.31	$77,433	$1.27	$60,290	$1.00

The following table provides a reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended

	March 31, 2023 (unaudited)		December 31, 2022 (unaudited)		March 31, 2022 (unaudited)

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net investment income	$45,978	$0.63	$38,808	$0.63	$40,098	$0.66
Less: Interest income accretion related to merger accounting adjustments	(561)	(0.01)	(1,746)	(0.03)	(4,008)	(0.07)
Add: Part II incentive fee	—	—	—	—	(3,746)	(0.06)

Adjusted net investment income	$45,417	$0.62	$37,062	$0.61	$32,344	$0.53

The following table provides a reconciliation of net realized and unrealized gains (losses), net of taxes (the most comparable U.S. GAAP measure) to adjusted net realized and unrealized gains (losses), net of taxes for the periods presented:

	For the three months ended

	March 31, 2023 (unaudited)		December 31, 2022 (unaudited)		March 31, 2022 (unaudited)

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

GAAP net realized and unrealized gains (losses), net of taxes	$(24,456)	$(0.33)	$(25,636)	$(0.42)	$(25,657)	$(0.42)
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	20,955	0.29	1,746	0.03	4,008	0.07

Adjusted net realized and unrealized gains (losses), net of taxes	$(3,501)	$(0.05)	$(23,890)	$(0.39)	$(21,649)	$(0.36)

The following table provides a reconciliation of net increase (decrease) in net assets resulting from operations (the most comparable U.S. GAAP measure) to adjusted earnings (loss) for the periods presented:

	For the three months ended

	March 31, 2023 (unaudited)		December 31, 2022 (unaudited)		March 31, 2022 (unaudited)

($ in thousands, except per share data)	Amount	Per Share	Amount	Per Share	Amount	Per Share

Net increase (decrease) in net assets resulting from operations	$21,522	$0.29	$13,172	$0.22	$14,441	$0.24
Less: Interest income accretion related to merger accounting adjustments	(561)	(0.01)	(1,746)	(0.03)	(4,008)	(0.07)
Less: Net realized and unrealized losses (gains) related to merger accounting adjustments	20,955	0.29	1,746	0.03	4,008	0.07

Adjusted earnings (loss)	$41,916	$0.57	$13,172	$0.22	$14,441	$0.24

Conference Call Information

Oaktree Specialty Lending will host a conference call to discuss its second fiscal quarter 2023 results at 11:00 a.m. Eastern Time / 8:00 a.m. Pacific Time on May 4, 2023. The conference call may be accessed by dialing (877) 507-3275 (U.S. callers) or +1 (412) 317-5238 (non-U.S. callers). All callers will need to reference “Oaktree Specialty Lending” once connected with the operator. Alternatively, a live webcast of the conference call can be accessed through the Investors section of Oaktree Specialty Lending’s website, www.oaktreespecialtylending.com. During the conference call, the Company intends to refer to an investor presentation that will be available on the Investors section of its website.

For those individuals unable to listen to the live broadcast of the conference call, a replay will be available on Oaktree Specialty Lending’s website, or by dialing (877) 344-7529 (U.S. callers) or +1 (412) 317-0088 (non-U.S. callers), access code 8632948, beginning approximately one hour after the broadcast.

About Oaktree Specialty Lending Corporation

Oaktree Specialty Lending Corporation (NASDAQ:OCSL) is a specialty finance company dedicated to providing customized one-stop credit solutions to companies with limited access to public or syndicated capital markets. The Company’s investment objective is to generate current income and capital appreciation by providing companies with flexible and innovative financing solutions including first and second lien loans, unsecured and mezzanine loans, and preferred equity. The Company is regulated as a business development company under the Investment Company Act of 1940, as amended, and is externally managed by Oaktree Fund Advisors, LLC, an affiliate of Oaktree Capital Management, L.P. For additional information, please visit Oaktree Specialty Lending’s website at www.oaktreespecialtylending.com.

Forward-Looking Statements

Some of the statements in this press release constitute forward-looking statements because they relate to future events, future performance or financial condition. The forward-looking statements may include statements as to: future operating results of the Company and distribution projections; business prospects of the Company and the prospects of its portfolio companies; and the impact of the investments that the Company expects to make. In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate,” “project” and “intend” indicate forward-looking statements, although not all forward-looking statements include these words. The forward-looking statements contained in this press release involve risks and uncertainties. Certain factors could cause actual results and conditions to differ materially from those projected, including the uncertainties associated with (i) changes in the economy, financial markets and political environment, including the impacts of inflation and rising interest rates; (ii) risks associated with possible disruption in the operations of the Company or the economy generally due to terrorism, war or other geopolitical conflict (including the current conflict between Russia and Ukraine), natural disasters or pandemics; (iii) future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities); (iv) conditions in the Company’s operating areas, particularly with respect to business development companies or regulated investment companies; and (v) other considerations that may be disclosed from time to time in the Company’s publicly disseminated documents and filings. The Company has based the forward-looking statements included in this press release on information available to it on the date of this press release, and the Company assumes no obligation to update any such forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that it may make directly to you or through reports that the Company in the future may file with the Securities and Exchange Commission, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.

Contacts

Investor Relations:

Oaktree Specialty Lending Corporation

Michael Mosticchio

(212) 284-1900

ocsl-ir@oaktreecapital.com

Media Relations:

Financial Profiles, Inc.

Moira Conlon

(310) 478-2700

mediainquiries@oaktreecapital.com

Oaktree Specialty Lending Corporation

Consolidated Statements of Assets and Liabilities

(in thousands, except per share amounts)

	March 31, 2023 (unaudited)	December 31, 2022 (unaudited)	September 30, 2022
ASSETS
Investments at fair value:
Control investments (cost March 31, 2023: $283,629; cost December 31, 2022: $281,911; cost September 30, 2022: $260,305)	$235,855	$232,462	$214,165
Affiliate investments (cost March 31, 2023: $25,924; cost December 31, 2022: $24,327; cost September 30, 2022: $27,353)	24,316	23,173	26,196
Non-control/Non-affiliate investments (cost March 31, 2023: $3,010,825; cost December 31, 2022: $2,471,776; cost September 30, 2022: $2,330,096)	2,904,689	2,387,235	2,253,750

Total investments at fair value (cost March 31, 2023: $3,320,378; cost December 31, 2022: $2,778,014; cost September 30, 2022: $2,617,754)	3,164,860	2,642,870	2,494,111
Cash and cash equivalents	43,750	17,382	23,528
Restricted cash	9,263	1,863	2,836
Interest, dividends and fees receivable	28,508	37,802	35,598
Due from portfolio companies	2,022	6,181	22,495
Receivables from unsettled transactions	14,439	8,657	4,692
Due from broker	45,690	39,760	45,530
Deferred financing costs	7,045	6,781	7,350
Deferred offering costs	186	32	32
Deferred tax asset, net	1,770	1,722	1,687
Derivative assets at fair value	—	—	6,789
Other assets	974	4,210	1,665

Total assets	$3,318,507	$2,767,260	$2,646,313

LIABILITIES AND NET ASSETS
Liabilities:
Accounts payable, accrued expenses and other liabilities	$3,424	$3,035	$3,701
Base management fee and incentive fee payable	19,390	16,871	15,940
Due to affiliate	4,012	3,260	3,180
Interest payable	14,851	13,368	7,936
Payables from unsettled transactions	—	20,974	26,981
Derivative liability at fair value	37,840	44,139	41,969
Credit facilities payable	1,115,000	860,000	700,000
Unsecured notes payable (net of $4,279, $4,650 and $5,020 of unamortized financing costs as of March 31, 2023, December 31, 2022 and September 30, 2022, respectively)	608,840	603,624	601,043

Total liabilities	1,803,357	1,565,271	1,400,750

Commitments and contingencies
Net assets:
Common stock, $0.01 par value per share, 250,000 shares authorized; 77,080, 61,220 and 61,125 shares issued and outstanding as of March 31, 2023, December 31, 2022 and September 30, 2022, respectively	771	612	611
Additional paid-in-capital	2,163,528	1,829,653	1,827,721
Accumulated overdistributed earnings	(649,149)	(628,276)	(582,769)

Total net assets (equivalent to $19.66, $19.63 and $20.38 per common share as of March 31, 2023, December 31, 2022 and September 30, 2022, respectively)	1,515,150	1,201,989	1,245,563

Total liabilities and net assets	$3,318,507	$2,767,260	$2,646,313

Oaktree Specialty Lending Corporation

Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three months ended March 31, 2023 (unaudited)	Three months ended December 31, 2022 (unaudited)	Three months ended March 31, 2022 (unaudited)	Six months ended March 31, 2023 (unaudited)	Six months ended March 31, 2022 (unaudited)
Interest income:
Control investments	$5,191	$4,567	$3,334	$9,758	$6,814
Affiliate investments	648	641	366	1,289	700
Non-control/Non-affiliate investments	82,149	64,298	53,314	146,447	104,949
Interest on cash and cash equivalents	757	472	5	1,229	6

Total interest income	88,745	69,978	57,019	158,723	112,469

PIK interest income:
Non-control/Non-affiliate investments	4,123	6,130	4,674	10,253	9,337

Total PIK interest income	4,123	6,130	4,674	10,253	9,337

Fee income:
Control investments	12	13	13	25	26
Affiliate investments	5	5	5	10	10
Non-control/Non-affiliate investments	2,363	2,003	1,887	4,366	2,781

Total fee income	2,380	2,021	1,905	4,401	2,817

Dividend income:
Control investments	1,050	1,050	700	2,100	4,616
Non-control/Non-affiliate investments	4	—	—	4	—

Total dividend income	1,054	1,050	700	2,104	4,616

Total investment income	96,302	79,179	64,298	175,481	129,239

Expenses:
Base management fee	11,483	9,917	10,082	21,400	20,034
Part I incentive fee	9,007	7,703	6,704	16,710	13,161
Part II incentive fee	—	—	(3,746)	—	(1,995)
Professional fees	2,075	1,500	822	3,575	2,144
Directors fees	160	160	160	320	283
Interest expense	27,804	20,719	9,908	48,523	19,308
Administrator expense	315	298	307	613	697
General and administrative expenses	1,255	746	713	2,001	1,406

Total expenses	52,099	41,043	24,950	93,142	55,038
Fees waived	(1,775)	(750)	(750)	(2,525)	(1,500)

Net expenses	50,324	40,293	24,200	90,617	53,538

Net investment income before taxes	45,978	38,886	40,098	84,864	75,701
(Provision) benefit for taxes on net investment income	—	—	—	—	(3,308)
Excise tax	—	(78)	—	(78)	—

Net investment income	45,978	38,808	40,098	84,786	72,393

Unrealized appreciation (depreciation):
Control investments	1,675	(3,309)	(8,894)	(1,634)	(9,561)
Affiliate investments	(454)	3	(137)	(451)	(388)
Non-control/Non-affiliate investments	(21,124)	(8,675)	(19,696)	(29,799)	(22,527)
Foreign currency forward contracts	1,624	(11,001)	1,689	(9,377)	852

Net unrealized appreciation (depreciation)	(18,279)	(22,982)	(27,038)	(41,261)	(31,624)

Realized gains (losses):
Control investments	—	—	—	—	1,868
Non-control/Non-affiliate investments	(2,459)	(7,651)	991	(10,110)	5,472
Foreign currency forward contracts	(3,652)	4,448	411	796	3,383

Net realized gains (losses)	(6,111)	(3,203)	1,402	(9,314)	10,723

(Provision) benefit for taxes on realized and unrealized gains (losses)	(66)	549	(21)	483	2,357

Net realized and unrealized gains (losses), net of taxes	(24,456)	(25,636)	(25,657)	(50,092)	(18,544)

Net increase (decrease) in net assets resulting from operations	$21,522	$13,172	$14,441	$34,694	$53,849

Net investment income per common share — basic and diluted	$0.63	$0.63	$0.66	$1.26	$1.20
Earnings (loss) per common share — basic and diluted	$0.29	$0.22	$0.24	$0.52	$0.89
Weighted average common shares outstanding — basic and diluted	73,203	61,142	60,533	67,106	60,327